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                                                                    Exhibit 23.3



                                   CONSENT OF
                              INDEPENDENT AUDITORS




    We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-3 of our report dated February 28, 1995 which appears in the Current Report on Form 8-K, dated July 24, 1995, of RPM, Inc. and to the reference to our firm made under the heading "EXPERTS" in the Prospectus.




    Our report dated February 28, 1995 contains an explanatory paragraph that states that Narragansett/DSI Acquisition Co., Inc.'s ("NDSI") wholly owned subsidiary, Dryvit Systems, Inc., has experienced rust related warranty expense arising from prior years sales. Dryvit Systems, Inc. has made provision for reported claims; however, no provision has been made for unreported claims as they cannot be reasonably estimated. Accordingly, no additional provision for any liability that may result has been recognized in the financial statements.



                                            /s/ KPMG PEAT MARWICK LLP

                                            KPMG PEAT MARWICK LLP


Providence, Rhode Island
September 6, 1995